EXHIBIT 11.1

                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE



                                Alliance Capital
                       Computation of Net Income Per Unit
                                   (Unaudited)


                                                                              For the Year
                                                For the Three Months Ended       Ended
                                                          March 31,           December 31,
                                                --------------------------    ------------
                                                   1999             1998          1998
                                                ---------        ---------    ------------
                                                          (Dollars in thousands,
                                                         except per unit amounts)
Basic weighted average units outstanding........$ 108,129        $ 76,963      $ 323,516
Basic weighted average units outstanding........  170,561         169,301        169,933
Dilutive effect of employee unit options........    5,030           5,210          5,210
                                                  -------         -------        -------
Diluted weighted average units outstanding......  175,591         174,511        175,143
                                                  =======         =======        =======
Net income per Unit :

 Basic.......................................... $   0.63        $   0.45       $   1.88
                                                  =======         =======        =======
 Diluted........................................ $   0.61        $   0.44       $   1.83
                                                  =======         =======        =======